Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT is made and effective as of April 1, 2022 by and between CINGULATE THERAPEUTICS LLC, a Delaware Limited Liability Company, whose principal address is 1901 W. 47th Place, 3rd Floor, Kansas City, KS 66205 (the “Company”) and RAUL R. SILVA, whose address is [**] (the “Executive”). (The Company and the Executive hereinafter sometimes referred to as the “Parties”.)

WITNESSETH:

WHEREAS, the Parties are subject to an Employment Agreement effective the 23rd day of September, 2021 (the “Employement Agreement”); and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

The following amendments are made to the Employment Agreement;

Part 1: Section 3(a) Base Salary is revised to read as follows:

The Executive’s annual base salary shall be in the amount of Thirty-Five Thousand Six Hundred Sixty-Five ($35,665.00) Dollars (based upon Part-Time twenty-five (25%) percent effort to the Company). The Executive’s base salary shall be reviewed annually by the Board in consultation with the Company’s annual budget, and the Board may, but shall not be required to, increase the base salary. However, the Executive’s base salary may not be decreased by the Board other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives. Notwithstanding the foregoing, solely for purposes of Section 3(e) (bonus compensation), Section 5(b) (severance payments), and Section 6 (change in control payments), “Base Salary” means One Hundred Thousand ($100,000.00) Dollars.

Part 2: Section 3(c) Employee Benefits is revised to read as follows:

Employee Benefits.

(i) Generally. The Executive shall be entitled to participate in all employee benefit plans, policies, practices and programs maintained by the Company, as in effect from time to time, to the extent consistent with applicable law and the terms of the applicable employee benefit plans, policies, practices and programs, including without limitation any 401k plan and equity plans. The Executive understands that, except when prohibited by applicable law, the Company’s benefit plans may be amended by the Company from time to time in its sole discretion.

(ii) Quarterly Equity Grants. On the last business day of each calendar quarter during the term of employment with the Company and unless prohibited under the Cingulate Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”), the Executive will be granted a non-qualified stock option (each, an “Option”) to purchase Cingulate Inc. (CING) common stock pursuant the Plan having a value as of the date of grant of no less than Sixteen Thousand and Eighty-Four ($16,084.00) Dollars with the number of shares subject to each Option determined by dividing such dollar amount by the closing price of a share of CING common stock on the date of grant (the “Option Shares”). The per share exercise price for the Option Shares shall be equal to the closing price of a share of CING common stock on the date of grant. Each Option shall be fully vested on the date of grant. All other terms and conditions of such awards shall be governed by the terms and conditions of the Plan and the applicable option grant agreement.

Part 3: All other provisions of the Employment Agreement remain unchanged; and

Part 4: This Amendment shall become effective immediately.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective on the date and year first above written.

CINGULATE THERAPEUTICS LLC

/s/ Raul Silva
RAUL SILVA, Chief Science Officer

/s/ Shane J. Schaffer
SHANE J. SCHAFFER, Chief Executive Officer